Exhibit 10.5

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 15, 2021 (the “Execution Date”), is made by and between Rev Renewables, LLC, a Delaware limited liability company (the “Company”), and Grid Solution II LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, the Company indirectly owns one hundred percent (100%) of the Equity Interests (as defined below) in each of (i) Bath County Energy, LLC (“Bath County”), (ii) Yards Creek Energy, LLC (“Yards Creek”), (iii) Seneca Generation, LLC (“Seneca”), (iv) Helix Maine Wind Development, LLC (“Kibby Wind”), (v) Bolt Energy Investment, LLC (“Bolt Energy”), (vi) Quattro Solar National Holdco, LLC (“Quattro Solar National”) and (vii) Quattro Solar Northeast Holdco, LLC (“Quattro Solar Northeast”);

WHEREAS, Bath County owns a 23.75% interest in an approximately 3,008 MW hydroelectric pumped storage station located in the Commonwealth of Virginia (the “Bath County Project”);

WHEREAS, Yards Creek owns an approximately 420 MW hydroelectric pumped storage station located in the State of New Jersey (the “Yards Creek Project”);

WHEREAS, Seneca owns an approximately 508 MW hydroelectric pumped storage station located in the Commonwealth of Pennsylvania (the “Seneca Project”);

WHEREAS, Kibby Wind owns an approximately 132 MW wind farm located in the State of Maine (the “Kibby Wind Project”);

WHEREAS, Bolt Energy indirectly owns a portfolio of 4 battery storage projects in California, including (i) an approximately 200 MW battery storage project under construction through Diablo Energy Storage, LLC (the “Diablo Project”), (ii) an approximately 250 MW battery storage project through Gateway Energy Storage, LLC (the “Gateway Project”), (iii) an approximately 125 MW battery storage project under development through LeConte Energy Storage, LLC (the “LeConte Project”), and (iv) an approximately 40 MW battery storage project through Vista Energy Storage, LLC (the “Vista Project” and, together with the Diablo Project, the Gateway Project and the LeConte Project, the “Bolt Energy Projects”);

WHEREAS, Quattro Solar National indirectly owns a portfolio of 13 solar projects in 9 states, and Quattro Solar Northeast indirectly owns a portfolio of 12 solar projects in 5 states (collectively, the “Quattro Solar Projects” and, together with the Bath County Project, the Yards Creek Project, the Seneca Project, the Kibby Wind Project and the Bolt Energy Projects, the “Projects” and each individually, a “Project”);

WHEREAS, on the Closing Date, the Company desires to issue and sell, and Purchaser desires to purchase, the Initial Units (as defined below) on the terms set forth in this Agreement (such issuance, the “Issuance”), which Initial Units are being issued by the Company in consideration of the delivery by Purchaser to the Company of the Initial Contribution Amount (as defined below); and

WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

ARTICLE 1

SUBSCRIPTION FOR UNITS

1.1. Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined in the body of this Agreement have the respective meanings ascribed to such terms in Schedule 1.1. Any reference herein to “dollars” or “$” shall mean United States dollars.

1.2. Purchase and Sale. In accordance with the terms and conditions hereof, and subject to the satisfaction or waiver of the conditions set forth in Article 5, at the Closing, Purchaser shall purchase and pay for, and the Company shall issue and sell to Purchaser, 120,000 Class A Common Units (the “Initial Units”), which (assuming no issuances of any Equity Interests of the Company between the Execution Date and the Closing) shall account for 10.71% of all issued and outstanding equity interests of the Company on a fully diluted basis immediately after the Closing, at a cash purchase price of $2,500.00 per unit (assuming no issuances of any Equity Interests of the Company between the Execution Date and the Closing) (an aggregate cash purchase price of such Initial Units of $300,000,000, the “Initial Contribution Amount”). Payment of the Initial Contribution Amount by Purchaser to the Company will be made on the Closing Date by wire transfer in immediately available funds to an account designated by the Company to Purchaser at least 5 Business Days prior to the Closing Date. All references to the number of Units and the purchase price of the Units in this Section 1.2 shall be automatically adjusted to reflect any Unit split, reverse Unit split, Unit dividend, issuance of any Equity Interests of the Company between the Execution Date and the Closing, or any other similar change in the Units, which may be made by the Company after the Execution Date. If prior to the Closing, the Company is prepared to proceed with the public filing of a registration statement on Form S-1 with the SEC relating to its initial Public Offering, the parties shall discuss in good faith a potential restructuring of Purchaser’s investment in the Company such that the investment may be consummated prior to the receipt of approval by FERC of the matters set forth on Schedule 3.2.

1.3. Closing. Subject to the terms and conditions of this Agreement (including the satisfaction or waiver of the conditions set forth in Article 5), the closing of the transactions contemplated by Section 1.2 of this Agreement (the “Closing”) shall take place as soon as possible, but in any event no later than five (5) Business Days after the date the conditions set forth in Article 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived by the party entitled to the benefit of such conditions, or at such other time or on such other date as the Company and Purchaser may mutually agree (such date on which the Closing actually occurs is referred to herein as the “Closing Date”). The Closing shall occur via email or other electronic delivery of signed documents and shall be deemed to have occurred at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY, 10019, or at such other place or by such other method as the Company and Purchaser may agree in writing.

1.4. Closing Deliveries.

(a) Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Company:

(i) the Initial Contribution Amount by wire transfer of immediately available funds in accordance with the Company’s instructions, which instructions shall be provided at least five (5) Business Days prior to the Closing Date; and

(ii) the certificate contemplated by Section 5.3(c).

(b) Deliveries by the Company. At the Closing, the Company shall deliver to Purchaser:

(i) the certificate contemplated by Section 5.2(d).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that the following statements are true and correct as of the Execution Date (or, if stated to be made as of a specific date, as of such specific date):

2.1. Organization; Qualification. Purchaser is an entity duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which either (a) the conduct of business of Purchaser or (b) the ownership, lease, operation, or holding of the assets and properties now owned, leased, operated, or held by Purchaser requires such qualification or authorization, and Purchaser is not required to qualify or obtain a license to do business in any other jurisdiction.

2.2. Authority; No Conflicts; Consents.

(a) Purchaser has all requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the Transactions, and to perform all of the terms and obligations required to be performed by it under such Transaction Documents. Each Transaction Document to which Purchaser is a party has been duly and validly authorized, executed, and delivered through all requisite actions by Purchaser, and (assuming the due and valid authorization, execution, and delivery by the other parties hereto and thereto) such

Transaction Documents constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) considerations of public policy (such foregoing exceptions, the “Enforceability Exceptions”).

(b) Except as set forth on Schedule 2.2 or as would not reasonably be expected to be material to Purchaser, the execution, delivery and performance by Purchaser (or its Affiliates, as applicable) of each of the Transaction Documents to which it is or will be a party does not and will not, and the consummation of the Transactions by Purchaser will not conflict with, require the consent of any Third Party (not previously received) or result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, loss of benefits or rights, or cancellation of, or result in any Lien (other than a Permitted Lien) on, any of the equity or assets of Purchaser under any provision of: (i) its Governing Documents; (ii) any applicable Law or Order; or (iii) any material Contract to which Purchaser is a party or otherwise bound.

2.3. Accredited Investor. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.4. Investment Intent. Purchaser is acquiring the Initial Units for its own account for investment, and not with a view to any distribution, resale, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization.

2.5. Access. Purchaser has carefully reviewed and is familiar with the terms of each Transaction Document and with the Business. Purchaser has asked, and has had the opportunity to ask, questions of and receive satisfactory answers from the Company concerning the terms and conditions of this investment and the underlying assets, liabilities, prospects, financial and other information concerning the Company, and has had access to such information and made such investigation with respect thereto, in each case, as Purchaser deemed necessary or desirable in connection with Purchaser’s investment.

2.6. Illiquidity. Purchaser understands that substantial restrictions exist on transferability of the Units, that no market for resale of any such Units exists or is expected to develop, and that Purchaser may not be able to liquidate its investment in the Company. Except as set forth on Schedule 2.6, Purchaser represents and warrants further that it has no contract, understanding, agreement or arrangement with any Person to sell or transfer or pledge to such Person or anyone else any of the Units for which Purchaser hereby subscribes (in whole or in part); and Purchaser represents and warrants that it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Purchaser understands that the Units may not be sold except in accordance with the terms of the LLC Agreement and this Agreement. Purchaser understands that, if the Company elects to certificate the Units, any certificate representing the

Units will bear legends restricting the transfer thereof. Purchaser undertakes and agrees that it will not offer for sale, resell, assign, pledge or otherwise dispose of the Units at any time, except in accordance with the provisions of Regulation D under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act. Purchaser agrees not to engage in any hedging transactions with regard to the Units unless in compliance with the Securities Act.

2.7. Awareness of Risks; Taxes. Purchaser understands that investment in the Company entails a high degree of risk and understands the risks associated with the operation of the Company and Purchaser’s investment in the Company. Purchaser is aware that ownership of Units involves a substantial degree of risk of loss of Purchaser’s entire investment and that there is no assurance of any return on such investment. Purchaser further represents that it is relying solely on its own conclusions and the advice of its own counsel and investment representatives with respect to tax aspects of any investment in the Company.

2.8. Economic Loss, Suitability and Sophistication. Purchaser (a) is able to bear the economic risk of losing its entire investment in the Company and (b) is able to bear such risk for an indefinite period of time. Purchaser has evaluated the risks involved in investing in the Units and has determined that the Initial Units, and the Units as a whole, are a suitable investment for Purchaser. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

2.9. No Advice. Purchaser acknowledges and agrees that the Board has the exclusive power and discretion to make all investment decisions on behalf of the Company, pursuant to the terms of the LLC Agreement (except as expressly set forth therein). Accordingly, Purchaser acknowledges that neither the Board nor the Company, nor any Affiliate of the Company, has rendered or will render any financial or tax advice or securities valuation advice to Purchaser, and that Purchaser is neither subscribing for nor acquiring any Units in reliance upon, or with the expectation of, any such advice.

2.10. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

2.11. Brokerage. There are no claims or obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Purchaser or any of its Affiliates for which the Company or any of its Subsidiaries or Affiliates shall be liable.

2.12. Anti-Corruption. Purchaser and its Subsidiaries are in compliance with the provisions of applicable anti-corruption laws (“Anti-Corruption Laws”) of each jurisdiction in which Purchaser or its Subsidiaries operate or have operated. In the past three years, neither Purchaser nor any Subsidiary of Purchaser has paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Corruption Laws. Neither Purchaser nor any Subsidiary of Purchaser is subject, and in the past three years has been subject, to any legal proceedings, or made any voluntary disclosures to any Governmental Entity, involving Purchaser or any Subsidiary of Purchaser relating to Anti-Corruption Laws. Purchaser and its Subsidiaries have instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

2.13. Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, TO THE COMPANY OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 2 OR IN ANY OTHER TRANSACTION DOCUMENT. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED BY PURCHASER.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that the following statements are true and correct as of the Execution Date (or, if stated to be made as of a specific date, as of such specific date):

3.1. Organization; Qualification. Each Group Company is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Each Group Company is duly qualified and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted except, other than the Company, where the failure to be so qualified would not be material to the Business. Each Group Company is duly qualified to transact business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which either (a) the conduct of business of such Group Company or (b) the ownership, lease, operation, or holding of the assets and properties now owned, leased, operated, or held by such Group Company requires such qualification or authorization, and such Group Company is not required to qualify or obtain a license to do business in any other jurisdiction except, other than the Company, where the failure to be so qualified would not be material to the Business. None of the Group Companies is in violation of any of the provisions of its own Governing Documents in any material respect.

3.2. Authority; No Conflicts; Consents.

(a) The Company has all requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the Transactions, and to perform all of the terms and obligations required to be performed by it under such Transaction Documents. Each Transaction Document to which the Company is a party has been duly and validly authorized, executed, and delivered through all requisite actions by the Company, and (assuming the due and valid authorization, execution, and delivery by the other parties hereto and thereto) such Transaction Documents constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) Except as set forth on Schedule 3.2, the execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party does not, and the consummation of the Transactions by the Company will not, conflict with, to any material extent, require any material consent of any Third Party (not previously received) or result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, loss of material benefits or rights, or cancellation of, or result in any Lien (other than a Permitted Lien) on, any of the equity or material assets of any Group Company under any provision of: (i) their Governing Documents; (ii) any applicable Law or Order; or (iii) their respective Principal Facility Documents or material Permits.

3.3. Ownership; Capitalization.

(a) As of the Execution Date, the Company’s outstanding equity capitalization consist solely of 1,000,000 Class A Common Units issued and outstanding. Immediately following the Closing, after giving effect to the Issuance and except for any grants of equity to management and employees, the Company’s outstanding equity capitalization as of the Execution Date will consist solely of the Units set forth on Schedule 1 to the Second Amended and Restated LLC Agreement. Other than the foregoing, there are no equity securities or interests of the Company or any outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal or Contracts to purchase or acquire any equity securities or interests of the Company), or any securities or interests convertible, exchangeable, or exercisable into equity securities or interests of the Company. The Company is not a party to any Contract or other legally binding obligation that requires the future purchase or redemption of any of its equity securities or interests.

(b) All issued and outstanding Common Units (i) have been duly authorized and validly issued and (ii) were issued in conformity with all applicable Laws. The Initial Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued and free of Liens other than Liens arising under the Second Amended and Restated LLC Agreement, this Agreement, applicable securities Laws and Liens created by or for the recipient thereof. Assuming the truth of the representations and warranties of Purchaser set forth in Article 2 and subject to any required filings described in Schedule 3.2, the Initial Units so issued will be issued in conformity with all applicable Laws.

(c) Other than as may be set forth in the Governing Documents of each Group Company, or as set forth on Schedule 3.3(c), no authorized, issued, or outstanding equity interests in such Group Company are subject to, and no such equity interests were issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under applicable Law, the Governing Documents of such Group Company or any Contract to which such Group Company is or was a party or by which the Company, or any asset or property of such Group Company, is or was otherwise bound.

(d) Schedule 3.3(d) sets forth a complete and correct list of each Subsidiary of the Company (each such entity, a “Company Subsidiary”) and its place and form of organization. Except as set forth on Schedule 3.3(d), the issued and outstanding equity interests (the “Subsidiary Interests”) of each Company Subsidiary are one hundred percent (100%) owned, directly or indirectly, by the Company, and the Company’s direct or indirect right, title, and interest in the Subsidiary Interests is free and clear of all Liens, other than Permitted Liens. All of the Subsidiary Interests have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in conformity with all applicable Laws in all material respects.

(e) Except as set forth on Schedule 3.3(e), the Company is not a participant in any joint venture, partnership or similar arrangement.

3.4. Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Purchaser complete and accurate copies of the financial statements listed on Schedule 3.4 (collectively, the “Financial Statements”).

(b) The Financial Statements have been and, as of the Closing Date to the extent available as of such date, the Company Predecessor Audited Financials are, prepared in accordance with GAAP, applied on a consistent basis for the periods indicated therein, and the Financial Statements and, as of the Closing Date to the extent available as of such date, the Company Predecessor Audited Financials, fairly and accurately present in all material respects the financial condition and operating results of the applicable Group Company (in the case of the Financial Statements) and the Company’s accounting predecessor(s) (in the case of the Company Predecessor Audited Financials) for such periods contained therein.

(c) Except as set forth on Schedule 3.4(c), since the Balance Sheet Date, no Group Company for which Financial Statements have been provided has any outstanding Liabilities, except for Liabilities (i) incurred in the ordinary course of business, (ii) pursuant to future performance obligations under any applicable Contract entered into in the ordinary course of business, (iii) relating to Indebtedness, (iv) relating to the Principal Facility Documents, or (v) incurred directly in connection with this Agreement or the Transactions.

(d) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and effective applicable internal controls over financial reporting that provides reasonable assurance that, in all material respects, (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iii) access to assets of the Group Companies is permitted only in accordance with management’s authorization, and (iv) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(e) Except as set forth on Schedule 3.4(e), there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or liabilities of any Group Company which are required to be disclosed and are not disclosed or reflected in the Financial Statements.

(f) The Company has made available to Purchaser a complete and accurate schedule of the net funded debt of the Group Companies (as set forth on Schedule 3.4(f)) as of December 31, 2020 and September 30, 2021 with respect to the Projects listed therein.

3.5. Conduct of Business; Absence of Certain Changes. Except as set forth on Schedule 3.5, since the date of its formation the Company has operated in the ordinary course of business. Since the Balance Sheet Date, no Material Adverse Effect has occurred and is continuing.

3.6. Legal Proceedings.

(a) Except as set forth on Schedule 3.6(a), there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Group Company or any officer, director, manager, member, or current or former employee of any the foregoing, in each case, in such Person’s capacity as such. Except as set forth on Schedule 3.6(a), no Group Company or, to the Knowledge of the Company, any officer, director, manager, member, or current or former employee of any of the foregoing, in each case, in such Person’s capacity as such, is in violation with respect to any material Order applicable to the Company or the other Group Companies (taken as a whole) (in the case of managers, directors, officers or Key Employees, such as would materially affect any Group Company).

(b) There are no bankruptcy, reorganization, arrangement proceedings, assignment for the benefit of creditors, or other Legal Proceedings of a similar nature in any jurisdiction filed by, pending against, being contemplated by or, to the Knowledge of the Company, threatened against, any Group Company.

3.7. Project Contracts.

(a) Schedule 3.7(a) contains a true and correct list of all the following types of Contracts to which a Group Company is a party: (i) Contracts under which any Group Company has incurred outstanding indebtedness for borrowed money, (ii) Contracts that provide for (A) the sale of electric power (including energy, capacity or ancillary services) with a remaining term greater than two (2) years from the Execution Date, or (B) electric interconnection or transmission service, (iii) Contracts between any Group Company, on the one hand, and any Governmental Entity, on the other hand (excluding any Permits or pursuant to a tariff), (iv) collective bargaining Contracts with any labor union, trade union, or association of trade unions at a Project, and (v) Contracts that provide for the provision or receipt of any service after the Execution Date involving aggregate consideration in excess of $10,000,000 in any 12 month period during the term thereof (excluding any Contracts that may be terminated on 90 days’ or less notice without material penalty) (the Contracts referred to in clause (i) through (v), collectively, the “Material Project Contracts”). Except as set forth on Schedule 3.7(a), to the extent that a Material Project Contract is in writing, a complete and accurate copy thereof (including any amendments or waivers with respect thereto) has been made available to Purchaser. To the extent that a Material Project Contract is not in writing, the Company has made available to Purchaser a written description of the terms and conditions thereof.

(b) Each Material Project Contract and each Contract pursuant to which any Group Company is party that provides for the operation and maintenance of a Project (each, an “O&M Agreement”) is (i) the legal, valid, and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, of each other party thereto, enforceable against such applicable Group Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as may be limited by the Enforceability Exceptions and (ii) in full force and effect.

(c) Except as set forth on Schedule 3.7(c), no written notice of any claim of material breach, default, violation or termination has been given to any Group Company with respect to any Material Project Contract or O&M Agreement. Except as set forth on Schedule 3.7(c), no Group Company is in breach, default or violation in any material respect of any of the terms of any Material Project Contract or O&M Agreement and, to the Knowledge of any Group Company, no other party to any Material Project Contract is in breach, default or violation of the terms of such Material Project Contract in any material respect.

3.8. Benefit Plans and Employee Matters. Except for Rev Renewables Ops, LLC, a Delaware limited liability company, no Group Company (a) employs any individuals or has any Liability in respect of any former employees that would reasonably be expected to be material to the Business or (b) maintains, sponsors, contributes to, or is required to contribute to, any Employee Benefit Plan, or has any Liability in respect of any Employee Benefit Plan that would reasonably be expected to be material to the Business. Each Group Company has complied in all material respects with all applicable equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining.

3.9. Compliance with Laws; Permits; Environmental Matters.

(a) Compliance. Except as set forth on Schedule 3.9(a), each Group Company is not, and, since January 1, 2019, has not been, in material violation or default (i) of any provisions of its Governing Documents, (ii) of any Order applicable to such Group Company or its properties or assets, or (iii) of any material Law applicable to such Group Company or its properties or assets. No notice, charge, claim, action or assertion has been filed, commenced or threatened against any Group Company alleging any material violation of any of the foregoing.

(b) Governmental Approvals and Permits. Except as set forth on Schedule 3.9(b), each Group Company possesses and is in compliance with all material Governmental Approvals and Permits required for the operation of such Group Company and the relevant Project as currently conducted or that are necessary for the lawful ownership of its respective properties and assets. Each Group Company is not in breach, default or violation of the terms of any such material Governmental Approval or Permit in any material respect.

(c) Environmental Matters. Except as otherwise set forth on Schedule 3.9(c):

(i) Each Group Company is in material compliance with all applicable Environmental Laws. No Group Company has received any written or, to the Knowledge of the Company, oral, communication from any Governmental Entity alleging that it is not in compliance with any applicable Environmental Laws.

(ii) Each Group Company possesses, and, to the extent applicable, has filed timely application to renew, and is in compliance with all material Environmental Permits required by such Group Company for the operation of the relevant Project.

(iii) There is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against any Group Company or against any Person whose Liability for any such Environmental Claim that any Group Company has retained or assumed either contractually or by operation of Law.

(iv) No Release of Hazardous Material has occurred and, to the Knowledge of the Company, no Hazardous Materials are present at, onto, from, or under the property owned or leased by a Group Company with respect to which material Remedial Action is required by such Group Company under any applicable Environmental Law or Environment Approval.

(v) To the Company’s Knowledge, the Company has provided Purchaser with copies of any material environmental assessment, study or audit reports in the Company’s possession relating to any Project, Group Company or any property owned or leased by a Project or a Group Company.

3.10. Anti-Corruption. Each Group Company and its managing members, officers, employees, and equity holders and, to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of each Group Company, are, and have been for the past three years, in compliance with the provisions of applicable Anti-Corruption Laws of each jurisdiction in which such Group Company operates or has operated. In the past three years, each Group Company and its managing members, officers, employees, and equity holders and, to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of such Group Company have not paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Corruption Laws. No Group Company is subject, and in the past three years has been subject, to any legal proceedings, or made any voluntary disclosures to any Governmental Entity, involving such Group Company relating to the Anti-Corruption Laws. Each Group Company has instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

3.11. Insurance. (a) Each Group Company is in material compliance with all material policies of insurance carried as of the Execution Date by or for the benefit of such Group Company (the “Insurance Policies”), (b) all of the Insurance Policies are in full force and effect and all premiums due and payable under the Insurance Policies have been paid in a timely manner, in each case, in all material respects, and (c) no Group Company has received from any insurer any notice of cancellation or termination in respect of the current coverage of any such policy and, except as set forth on Schedule 3.11, no material claims have been made under any such policy within the three (3) year period immediately prior to the Execution Date.

3.12. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly filed on a timely basis and each such Tax Return is true, correct, and complete in all material respects. All material Taxes owed by each Group Company or with respect to operations of any Group Company (whether or not such Taxes are shown on a Tax Return) or for which any Group Company is otherwise liable that are or have become due have been timely paid in full. All Taxes that any Group Company is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member, or Third Party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Taxing Authority.

(b) None of the material assets of any Group Company is subject to any Lien arising in connection with any failure to pay any Tax, other than Liens for current period Taxes not yet due and payable.

(c) There is no written claim against any Group Company for any Taxes, and no written assessment, deficiency, or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no basis for any such claim exists.

(d) Each Group Company has complied in all material respects with all applicable transfer pricing Laws.

(e) No Group Company currently has or previously had a “permanent establishment” (within the meaning of an applicable Tax treaty) or other office or fixed place of business in any country other than the country in which it is organized and no notice has been received by a Group Company asserting that such Group Company is obligated to file income tax returns in a jurisdiction in which it does not already file.

(f) No Group Company (i) is a party to or bound by any Tax allocation, sharing, or indemnity agreement, other than an agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes or (ii) has any material Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax Law, other than, in each case, with respect to any consolidated, combined, unitary or similar Tax group in which it is currently a member), or as a transferee or successor, or by contract or otherwise.

(g) Each Group Company has timely and properly collected all material amounts of sales, use, value-added, and similar Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity. Each Group Company has properly requested, received and retained all necessary resale certificates, exemption certificates and other documentation supporting any claimed exemption or waiver of material amounts of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(h) No Group Company has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

3.13. Intellectual Property, Privacy and Information Technology. Except as set forth on Schedule 3.13, each Group Company owns or has the right to use all Intellectual Property necessary for the operation of the business of such Group Company in all material respects. To the Knowledge of the Company, the operation of the businesses of the Group Companies does not infringe upon or misappropriate any Intellectual Property of any other Person as of the Execution Date in any material respect. Each Group Company has taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets owned by each of them.

3.14. Affiliate Transactions. Except as set forth on Schedule 3.14, (a) there are no material Contracts between any Group Company, on the one hand, and any Affiliate of any LSP Fund (other than any Group Company) (the “Affiliate Transaction Persons”), on the other hand, and (b) no Affiliate Transaction Person provides or causes to be provided any material assets, services, or facilities to any Group Company which are necessary to conduct the business of such Group Company as currently conducted (any transaction referred to in clause (a) or (b), an “Affiliate Transaction”).

3.15. Property. Except as set forth on Schedule 3.15, (a) the real property owned in fee and material assets that the Group Companies own are free and clear of all Liens, except for Permitted Liens, (b) with respect to the property and assets it leases, all Group Companies are in material compliance with such leases and, to the Knowledge of the Company, hold a valid leasehold interest free of any Liens other than Permitted Liens and those of the lessors of such property or assets, and (c) the owned or leased real property is sufficient in all material respects to enable the applicable Project to be located, operated and maintained, and is sufficient in all material respects to enable the applicable Group Company to operate and maintain, as the case may be, the applicable Project, including in accordance with all Governmental Approvals and the Transaction Documents, and including providing adequate ingress and egress in connection with the operation and maintenance, as the case may be, of the Projects, in each case, as conducted by the applicable Group Company on the Execution Date.

3.16. COVID-19. No Group Company has applied for or received any grant, loan, forbearance or other type of relief established by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) or other federal, state, local or foreign Law in connection with COVID-19, in each case that is material to the Group Companies (taken as a whole).

3.17. Federal Energy Regulatory Matters. Each Group Company that owns a Project has made any necessary filings with FERC for such Group Company or the applicable Project to qualify for applicable exemptions from regulation under the Public Utility Holding Company Act of 2005, either as an exempt wholesale generator as defined in FERC’s regulations at 18 CFR Section 366.1 or a qualifying facility under the Public Utility Regulatory Policies Act of 1978 and applicable FERC regulations at 18 CFR Section 292.602, and each such exemption is in full force and effect.

3.18. Brokerage. There are no claims or obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company or any of its Affiliates for which Purchaser shall be liable.

3.19. Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO GROUP COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON IN CONNECTION WITH THE GROUP COMPANIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENT. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED BY THE COMPANY.

ARTICLE 4

COVENANTS

4.1. Conduct of the Company. Except (v) for matters set forth on Schedule 4.1, (w) for the taking of any COVID-19 Response, (x) as specifically required or permitted by this Agreement, (y) as required by applicable Law or (z) with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), from and after the Execution Date and prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization and ongoing business, and (ii) maintain its relationships with its customers, suppliers and distributors having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth on Schedule 4.1, for the taking of any COVID-19 Response, as specifically required or permitted by this Agreement, as required by applicable Law, by any Principal Facility Document, or with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), between the Execution Date and the earlier of the termination of this Agreement and the Closing, the Company shall not:

(a) (i) amend, modify, waive, or rescind the Governing Documents of the Company or (ii) amend, modify, waive or rescind in any material respect the Governing Documents of any Group Company;

(b) (i) split, combine, recapitalize or reclassify any shares of its equity interests, (ii) declare, accrue, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, equity interests, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any equity interests of the Company or any of its Subsidiaries, other than in connection with the Transactions or with respect to dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its direct parent, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Interests of a Group Company;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Equity Securities, other than the issuance of any management incentive equity (or upon exercise of any management incentive equity) or (ii) amend any term of any Company Equity Security or any or comparable securities of a Group Company;

(d) take the actions set forth on Schedule 4.1(d);

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, with respect to the equity interests of the Company or any of its Subsidiaries (other than inactive Subsidiaries);

(f) enter into any Affiliate Transaction, other than any Permitted Affiliate Transaction;

(g) sell, lease, license, assign, dispose of, exchange, swap or otherwise transfer any of the Company’s or its Subsidiaries’ rights, assets, securities, properties, interests or businesses (including capital stock or other equity interests in any Subsidiary of the Company) (each a “Disposition”) in excess of $500,000,000 in the aggregate;

(h) make any loans, advances, or capital contributions to, acquisitions of, or investments in, any other Person (each, an “Acquisition”) in excess of $500,000,000 in the aggregate, other than to any Group Company;

(i) other than (A) Indebtedness incurred in connection with the items set forth on Schedule 4.1(d) or loans, advances, capital contributions, or investments permitted by Section 4.1(h) or (B) the negotiation, execution and delivery of, and performance under, a corporate revolving credit facility with an aggregate borrowing limit thereunder not to exceed $300,000,000, incur any indebtedness for borrowed money; or

(j) agree, authorize or commit to do any of the foregoing.

4.2. FERC Procedures. As promptly as practicable, but in no event later than one (1) Business Day after the Execution Date, the Company shall file with FERC an application under Section 203(a)(1) of the FPA requesting approval of the matters set forth on Schedule 3.2, including the materials and documents required therewith. The parties shall cooperate with each other and work diligently and in good faith with each other in the preparation of such filings, applications, registrations, consents and authorizations. As promptly as reasonably practicable but in any event prior to submitting any such filing contemplated by this Section 4.2, the Company shall provide a draft of such filing, including the materials and documents required therewith, to Purchaser for review and comment, and the Company shall in good faith consider any revisions reasonably requested by Purchaser. Each party shall be responsible for its own costs of preparing, reviewing and filing with FERC the filings, applications, registrations, consents, authorizations, responses and any petition for rehearing or any reapplication associated with the filing contemplated by this Section 4.2.

4.3. Public Announcements. No press release or other public announcement, public statement, or public communication will be made or caused to be made concerning the specified terms of this Agreement or the Transactions, unless (i) necessary to comply with the requirements of applicable Laws, (ii) permitted by the Confidentiality Agreement (relating to periods prior to the Execution Date) or the Company Confidentiality Agreement, (iii) with respect to the Company as part of filings related to a Public Offering, or (iv) as agreed by the parties.

4.4. Delivery of Audited Financials. Within three (3) Business Days after the completion and receipt of the Company Predecessor Audited Financials, the Company shall deliver to Purchaser copies of such Company Predecessor Audited Financials.

4.5. Schedule Updates. The Company may update the Schedules to reflect any fact, event or circumstance arising after the Execution Date and such update to the Schedules shall be deemed to have: (i) amended this Agreement, including any appropriate Schedule; (ii) qualified the representations and warranties contained in Article 3; and (iii) cured any misrepresentation or breach of the representations or warranties that otherwise might have existed hereunder by reason of such fact, event or circumstance; provided, that the matters giving rise to such update would not prohibit satisfaction of the closing condition in Section 5.2(a); provided, further that in such case Purchaser’s right to indemnification pursuant to Section 7.1 shall not be waived with respect to such matter. Notwithstanding the foregoing, if the Company proposes any Schedule update where the underlying fact, event or circumstance causes the closing condition in Section 5.2(a) not to be satisfied and the Closing shall occur despite such update to the Schedules, then, notwithstanding anything in this Agreement to the contrary, Purchaser’s right to indemnification under Section 7.1 shall be waived with respect to such matter. Except as set forth in the immediately preceding sentence, any other matters disclosed in such update to the Schedules prior to the Closing that constituted breaches of one or more representations or warranties of the Company in Article 3, other than any matter directly arising from an action permitted to be taken by a Group Company or not otherwise prohibited to be taken pursuant to the terms hereof, shall, subject to the terms, limitations and conditions set forth in Section 7.1 (as limited by Section 7.2 and Section 7.3), be the basis for indemnification by the Company pursuant to Section 7.1 of this Agreement.

4.6. Further Assurances. Each party hereto will, at its own cost and expense, at any time and from time to time, upon reasonable request, use its commercially reasonable efforts to (a) do, execute, acknowledge, and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers, assignments and documents as may be required to consummate the Transactions in accordance with the terms of the Transaction Documents and (b) take such other actions as may be reasonably required in order to carry out the intent of the Transaction Documents; provided that in no event will any party hereto be required to take any action which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Law or require any additional approval of any Governmental Entity.

4.7. Notification. From time to time between the Execution Date and the earlier of the Closing and the termination of this Agreement, the Company shall use commercially reasonable efforts to notify the Purchaser in writing of the consummation of each individual Disposition or Acquisition transaction with a consideration received or paid by a Group Company, as the case may be, in excess of $50,000,000.

ARTICLE 5

CLOSING CONDITIONS

5.1. Conditions to the Obligations of the Parties. The obligations of each party to this Agreement to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of the following conditions on or before the Closing Date (unless otherwise stated or otherwise waived by each party hereto in writing):

(a) All Governmental Approvals identified on Schedule 2.2 and Schedule 3.2 shall have been obtained.

(b) No Order shall be in effect prohibiting the consummation of any of the transactions contemplated hereby.

5.2. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of the following conditions on or before the Closing Date (unless otherwise stated or otherwise waived by Purchaser in writing):

(a) Company Bringdown. As of the Execution Date and as of the Closing Date, (i) the Company Fundamental Representations shall be true and correct in all respects as if made on and as of such dates (except to the extent any such representations or warranties speak as of a specific date or time, in which case such representations or warranties shall be true and correct in all respects as of such specific date or time), and (ii) the other representations of the Company in Article 3 shall be true and correct, in each case as if made on and as of such dates (except to the extent any such representations or warranties speak as of a specific date or time, in which case such representations or warranties shall be true and correct as of such specific date or time), except, in each case, for any failures to be true and correct that would not reasonably be expected to be material to the Group Companies (taken as a whole).

(b) Covenants. The Company shall have performed in all material respects all covenants and agreements set forth in this Agreement required to be performed by the Company prior to the Closing Date.

(c) No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect has occurred and is continuing.

(d) Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, duly executed by an executive officer of the Company, confirming the satisfaction of the conditions contained in Section 5.2(a), Section 5.2(b) and Section 5.2(c).

5.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of the following conditions on or before the Closing Date (unless otherwise stated or otherwise waived by the Company in writing):

(a) Purchaser Bringdown. As of the Execution Date and as of the Closing Date, (i) the Purchaser Fundamental Representations shall be true and correct in all respects as if made on and as of such dates (except to the extent any such representations or warranties speak as of a specific date or time, in which case such representations or warranties shall be true and correct in all respects as of such specific date or time) and (ii) the other representations of Purchaser in Article 2 shall be true and correct, in each case as if made on and as of such dates (except to the extent any such representations or warranties speak as of a specific date or time, in which case such representations or warranties shall be true and correct as of such specific date or time), except, in each case, for any failures to be true and correct that would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions and perform its obligations under the Transaction Documents.

(b) Covenants. Purchaser shall have performed in all material respects all covenants and agreements set forth in this Agreement required to be performed by it prior to the Closing Date.

(c) Certificate. Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, confirming the satisfaction of the conditions contained in Section 5.3(a) and Section 5.3(b).

5.4. Frustration of Closing Conditions. Purchaser may not rely on the failure of any condition set forth in Section 5.1 or Section 5.2 to the extent the failure was caused by Purchaser’s failure to comply with any provision of this Agreement. The Company may not rely on the failure of any condition set forth in Section 5.1 or Section 5.3 to the extent the failure was caused by the Company’s failure to comply with any provision of this Agreement.

ARTICLE 6

TERMINATION

6.1. Termination by Mutual Agreement. At any time prior to the Closing, the obligations of the Company and Purchaser may be terminated by the written agreement of the Company and Purchaser.

6.2. Termination by Purchaser. At any time prior to the Closing, the obligations of the Company and Purchaser may be terminated by written notice from Purchaser to the Company pursuant to any of the following:

(a) there has been a material breach by the Company of any covenant or agreement set forth in this Agreement, or if any of the representations and warranties of the Company in Article 3 fail to be true and correct, in each case, that would prevent or has prevented the satisfaction of any conditions to the obligation of Purchaser to consummate the Transactions set forth in Section 5.2(a) and Section 5.2(b), and such breach or failure cannot be cured by the Company or such breach or failure has not been cured by the Company by the earlier of (i) the date that is 30 calendar days after Purchaser delivers written notice of such breach or failure to the Company, and (ii) the Outside Date (as defined below);

(b) an Order prohibiting the Closing shall have become final and non-appealable; or

(c) the Closing shall not have occurred by 5:00 p.m. New York City time on April 15, 2022, or such later date as agreed in writing by the Parties (the “Outside Date”).

6.3. Termination by the Company. At any time prior to the Closing, the obligations of the Company and Purchaser may be terminated by written notice from the Company to Purchaser pursuant to any of the following:

(a) there has been a material breach by Purchaser of any covenant or agreement set forth in this Agreement, or if any of the representations and warranties of Purchaser in Article 2 fail to be true and correct, in each case, that would prevent or has prevented the satisfaction of any conditions to the obligation of the Company to consummate the Transactions set forth in Section 5.3(a) and Section 5.3(b), and such breach or failure cannot be cured by Purchaser or such breach or failure has not been cured by Purchaser by the earlier of (i) the date that is 30 calendar days after Purchaser delivers written notice of such breach or failure to the Company, and (ii) the Outside Date; provided that the failure of Purchaser to deliver the Initial Contribution Amount pursuant to Section 1.4(a) when all other conditions to Closing set forth in Article 5 have been satisfied or waived (other than those conditions that by their nature are to occur at the Closing) shall not be subject to any cure period;

(b) an Order prohibiting any of the transactions contemplated hereby shall have become final and non-appealable; or

(c) the Closing shall not have occurred by 5:00 p.m. New York City time on the Outside Date.

6.4. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 6, this Agreement shall become void and have no effect, without liability on the part of any party hereto and all further obligations of the parties hereto under this Agreement will terminate, except that Section 4.3, this Section 6.4 and Article 7 of this Agreement shall survive the termination of this Agreement in order to give appropriate effect to such surviving provisions and any claims for breach of any representation, warranty, covenant or agreement set forth in this Agreement. Nothing in this Section 6.4 shall be deemed to release any party from any liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement or Fraud committed prior to such termination.

ARTICLE 7

MISCELLANEOUS

7.1. Indemnity. From and after the Closing, and subject to the next sentence, to the fullest extent permitted by applicable Law, the Company shall defend, indemnify and hold harmless Purchaser, and Purchaser shall defend, indemnify and hold harmless the Company (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying party, such party’s Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and permitted assigns (each, an “Indemnified Party,” with each party hereto and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of or resulting from (x) the inaccuracy or breach of any representation or warranty (determined as of the Execution Date and the Closing Date as if made on and as of such dates, except to the extent any such representations or warranties speak as of a specific date or time, in which case determination of whether such representations or warranties were inaccurate or breached shall be determined as of the specific date or time referenced therein) of the Indemnitor contained in the Transaction Documents or (y) the breach or default by the Indemnitor of any covenant or agreement of such Indemnitor contained in the Transaction Documents. Determination of Losses with respect to breaches of representations and warranties made by the Company in Article 3 shall, as applicable, be calculated based on the proportion of the Equity Interests of the Company owned by Purchaser. Notwithstanding the foregoing, no Indemnified Party shall be entitled to any indemnification hereunder in respect of any Loss to the extent caused by Fraud, gross negligence, bad faith or willful misconduct of such Indemnified Party or any Person who is a member of its Indemnified Group. Notwithstanding anything herein to the contrary, the parties shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or resulting from this Agreement or the Transactions. The amount of any Losses subject to indemnification under this Section 7.1 shall be determined, as the case may be, after giving effect to the net amount of any third party insurance proceeds or tax benefits actually received or recognized (as applicable) by the Indemnified Party, taking into account any expenses to obtain such proceeds or benefits with respect to such Losses.

7.2. Survival; No Other Representations and Warranties. The indemnification provisions set forth in Section 7.1 shall automatically expire and be of no further force or effect (i) in the case of the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations), twelve (12) months after the Closing Date, (ii) in the case of the Company Fundamental Representations, three (3) years after the Closing Date, (iii) in the case of the representations and warranties of Purchaser set forth in Article 2, three (3) years after the Closing Date, and (iv) in the case of the parties’ respective covenants and agreements, the date that is six (6) months after the Closing Date, unless such covenant or agreement by its express terms is to be performed after the Closing, in which case such covenant or agreement shall survive until it is fully performed; provided, that any claim made or asserted by an Indemnified Party within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied. Each party hereto agrees and acknowledges that, except for the representations and warranties set forth in Article 2 and Article 3 or in any other Transaction Document, no party hereto makes any representations or warranties to any other party hereto whatsoever, expressed or implied.

7.3. Limitations on Liability of the Company. Notwithstanding anything to the contrary stated in this Agreement, (a) a breach of any representation, warranty or covenant of the Company in connection with any single item or group of related items that results in Losses of less than $75,000 shall be deemed, for all purposes of this Agreement, not to be a breach of such representation, warranty, or covenant; provided that the limitation set forth in this clause (a) shall not apply to Losses arising from a breach of any Company Fundamental Representation; (b) the Company shall not have any liability arising out of or resulting from Section 7.1, except if the aggregate Losses actually incurred by the Purchaser’s Indemnified Group thereunder exceeds 0.75% of the Initial Contribution Amount (and then, subject to clause (c) of this Section 7.3), only to the extent such aggregate Losses exceed such amount; provided that the limitation set forth in this clause (b) shall not apply to Losses arising from a breach of any Company Fundamental Representation or breach of a covenant; and (c) in no event shall the Company’s aggregate liability for Losses arising out of or relating to (y) the breach of any representation or warranty (other than any Company Fundamental Representation) under Section 7.1 exceed 10% of the Initial Contribution Amount; and (z) the breach of any Company Fundamental Representation under Section 7.1, or otherwise under this Agreement (including any Transaction Document or any certificate relating hereto or thereto or other document delivered pursuant hereto or thereto, whether based on contract, tort, strict liability, other Laws or otherwise), exceed the Initial Contribution Amount.

7.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by registered or certified mail, return receipt requested, (c) sent by electronic mail (with receipt thereof confirmed by electronic mail by the applicable recipient(s)), (d) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (e) expressly acknowledged by the recipient, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses or email addresses as a party hereto may designate by notice to the other party hereto).

If to the Company:

1700 Broadway, 38th Floor

New York, NY 10019

Attention: General Counsel

with copies (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam Turteltaub, Jay Hughes

If to Purchaser:

1980 Post Oak Blvd Suite 2000

Houston, TX 77056

Attention: Kidae Park

with copies (which will not constitute notice) to:

O’Melveny & Myers LLP

Foreign Legal Consultant Office

23F Meritz Tower, 382 Gangnam-daero

Gangnam-gu, Seoul 06232 Korea

Attention: Daniel S. Kim

7.5. Governing Law; Enforcement. THIS AGREEMENT WILL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE.

7.6. Specific Performance. Each party hereto acknowledges that the remedies at law for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, any party hereto, without posting any bond, and in addition to all other remedies that may be available, will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. Each party hereto further (a) waives any defense that a remedy at law would be adequate in any action or Legal Proceeding for an injunction, specific performance and other equitable relief hereunder and (b) agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, on the terms and subject to the conditions and limitations set forth herein, on the basis that the other party hereto has an adequate remedy at law or equity or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding any provision in this Agreement to the contrary, if a party elects to terminate this Agreement pursuant to Article 6, such terminating party shall not be entitled to seek or obtain specific performance or any other equitable relief under this Agreement (including pursuant to this Section 7.6) to cause the Closing to occur.

7.7. Dispute Resolution. Except for any specific performance and/or other injunctive relief pursuant to Section 7.6, any dispute, claim, controversy or difference (each a “Dispute”) arising out of or in connection with this Agreement shall be exclusively resolved amicably between the parties hereto in accordance with the procedures set forth in this Section 7.7.

(a) The party hereto raising any Dispute shall first serve written notification of the Dispute on the other party hereto (a “Dispute Notice”). Within 30 days of the service of a Dispute Notice, a senior executive or representative of each party hereto with authority to settle the Dispute shall meet with the other to seek to resolve the Dispute in good faith. If within 30 calendar days of service of the Dispute Notice, or such longer period agreed in writing between the parties hereto, the Dispute has not been resolved, the parties shall endeavor to mediate the Dispute within 3 months with a mediator mutually acceptable to the parties; provided, if at the expiration of such 3 month period the Dispute has not been resolved, the Dispute shall be referred to arbitration by any party pursuant to Section 7.7(b).

(b) Any controversy or claim arising out of or in connection with this Agreement, or the breach thereof, not resolved pursuant to clause (a) above, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The language of such arbitration shall be English. The place of such arbitration shall be New York City, New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Disputes shall be heard by a single arbitrator, who shall be a former chancellor or vice chancellor of the Delaware Court of Chancery. Within 30 days after the commencement of arbitration, the Parties shall select one person to act as arbitrator. If the Parties are unable or fail to agree on an arbitrator, the arbitrator shall be selected by the American Arbitration Association, who must meet the qualifications in this provision. If there is no former chancellor or vice chancellor of the Delaware Court of Chancery available to be selected as the arbitrator, each Party shall select one arbitrator whose qualifications are not restricted by this provision, with the third arbitrator to be jointly selected by the two co-arbitrators within 30 days of the selection of the second arbitrator. If the two co-arbitrators do not nominate the third arbitrator within that period, the third arbitrator shall be appointed by the American Arbitration Association.

7.8. Waiver of Trial by Jury. Each party hereto hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party hereto hereby agrees and consents that any such claim, demand, action or cause of action will be decided by court trial without a jury, and that the parties hereto may file a copy of this Agreement with any court as written evidence of the consent of such parties to the waiver of their right to trial by jury.

7.9. Waiver; Remedies Cumulative. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered by such other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party hereto or conditions to such party’s obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party hereto to be bound thereby. No failure or delay of any party hereto to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party hereto with its obligations hereunder, and no custom or practice of the parties hereto in variance with the terms hereof, will constitute a waiver of any right of a party hereto to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party. Notwithstanding anything in this Agreement to the contrary, no party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits, lost opportunity or losses calculated by reference to any multiple of earnings before interest, Tax, depreciation or amortization, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement or the Transactions. The rights and remedies of the parties hereto provided herein are cumulative and not exclusive, and the exercise by any party hereto of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law or in any other agreement between the parties hereto, or otherwise.

7.10. Entire Agreement; Modification. This Agreement supersedes all prior communications, understandings, and agreements (written or oral) among the parties hereto with respect to its subject matter and together with the other Transaction Documents constitute a complete and exclusive statement of the terms of the agreement among the parties hereto with respect to its subject matter. This Agreement may not be amended except in a writing executed by each of the parties hereto.

7.11. Assignment and Successors; No Third Party Rights. The rights and obligations of a party hereto under this Agreement may not be assigned without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to its Affiliate without the prior written consent of the other party hereto, it being agreed that (a) Purchaser shall first provide notice to the Company of such assignment, which notice shall provide a statement of assets held by such assignee, (b) such assignment cannot affect the regulatory status of any Group Company or any Project and (c) no such assignment by Purchaser shall relieve Purchaser of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the benefit of, the successors and permitted assigns of the parties hereto. Nothing expressed or referred to herein will be construed to give any Person other than the parties hereto and their successors and permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. No director, officer, employee, incorporator, manager, member, partner, stockholder, shareholder, Affiliate, parent of, or holder of any equity interest in, any tier, agent, attorney or Representative of either party (each, a “Non-Party Affiliate”) shall have any Liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) to the other party, its Affiliates or its Representatives for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of (a) this Agreement or any Transaction Document, (b) the negotiation or execution of or performance of any obligation under this Agreement or any Transaction Document, or (c) any breach or violation of this Agreement or any Transaction Document; and, each party hereby waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 7.11. The provisions of this Section 7.11 shall survive the consummation of the Transactions.

7.12. Severability. If any provision of this Agreement, or the application of any provision hereof to any party hereto or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, will be fully severable, and the application of the remainder of such provision to such party or circumstance, the application of such provision to other party hereto or circumstances, and the remainder of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision or application of such provision, there will be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

7.13. Delivery by Electronic Mail. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party hereto will re-execute original forms thereof and deliver them to the other party hereto. No party hereto will raise the use of electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic mail as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each party hereto.

7.14. Counterparts. This Agreement may be executed in one or more counterparts via original or any electronic means (including .pdf format and DocuSign), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.15. Transaction Expenses. Each party hereto will bear its own costs incurred in connection with the negotiation, drafting, and execution of Transaction Documents and the consummation of the Transactions, including the fees and expenses of such party’s legal counsel and other consultants and advisors.

7.16. Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or in the intent of any provisions contained herein.

7.17. Exclusive Remedy. Notwithstanding any provision herein to the contrary, following the Closing, the indemnification and remedies set forth in Section 7.1 (as limited by Section 7.2 and Section 7.3), shall constitute the sole and exclusive remedies of Purchaser or any member of the Purchaser’s Indemnified Group against the Company or any of its Affiliates or Representatives with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement (or in any certificate delivered in connection herewith). Nothing in this Agreement shall be deemed to release or limit any party from any liability for Fraud.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Purchaser:

GRID SOLUTION II LLC

By: RNES HOLDINGS, LLC
Its Managing Member

By:	/s/ Kyungyeol Song
Name: Kyungyeol Song
Title: Manager

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed and accepted this Agreement as of the date first written above.

The Company:

REV RENEWABLES, LLC

By:	/s/ Edward Sondey
Name: Edward Sondey
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]